Exhibit 10.2

Board Pay Policies

As of May 22, 2018

The purpose of this document is to summarize the compensation policies and programs that apply to non-employee directors of Chipotle Mexican Grill, Inc. (Chipotle).

Overview—Total Compensation

Chipotle aims to compensate directors at competitive market levels. A director’s compensation may include up to four components:

•	Annual retainer (both cash and equity portions);

•	Board meeting fee;

•	Committee meeting fee; and

•	Committee chairperson retainer.

The sum of these components received by a non-employee director comprises total compensation. Following is a detailed explanation of each.

Annual Retainer

Non-employee directors receive a $195,000 annual retainer. $75,000 of this retainer is paid in cash, subject to each non-employee director’s option to elect to instead receive payment in the form of Deferred Stock Units, as discussed further below. Cash payments will be distributed to directors via standard Chipotle payroll processing and paid out in equal amounts in June and December of each year. The appropriate payroll tax elections must be made with Chipotle upon election to the Board.

The remaining portion of the retainer will be delivered via Restricted Stock Units denominated in shares of common stock issued on the date of Chipotle’s annual meeting of shareholders each year to each non-employee director under Chipotle’s 2011 Stock Incentive Plan. The number of RSU’s delivered will be determined by dividing $120,000 by the closing stock price on the day of grants. The RSU’s will be subject to cliff vesting on the first anniversary of the date of grant, and directors may elect to defer receipt of the shares issuable under the RSU’s by making an election with Chipotle Human Resources, as further described in the deferral form provided by Chipotle Human Resources. A Form 4 will need to be filed with the SEC, this will be done by Chipotle on behalf of each director within the required time frame. A Form 4 is a document required by the SEC that discloses changes in equity holdings of directors, officers, and 10 percent shareholders.

For the first year of service, the cash and RSU portions of the annual retainer will be prorated based on a calendar year, using the date of election to the Board (whether by the Board to fill a vacancy, or by the shareholders). Payment of the prorated cash portion of a new director’s annual retainer will be made on the first regularly-scheduled date for payment of all directors following the new director’s joining the Board; payment of, and issuance of the prorated RSU’s will be effective upon the later of the director’s joining the Board and the date of the annual shareholder meeting during the year in which the director joined. There may also be a prorated cash retainer provided when there is a separation from the Board, with the timing of payment of the prorated cash retainer to be determined by the Compensation Committee in its sole discretion.

Beginning in 2018, non-employee directors may also elect to receive Deferred Stock Units (DSU’s) instead of cash amounts otherwise payable to the director as provided herein. To receive DSU’s, a non-employee director must make an election with Chipotle Human Resources, as further described in the deferral form provided by Chipotle Human Resources, to receive (i) 50% or (ii) 100% of the cash amounts due hereunder in DSU’s, in whole share amounts with a value on the grant date as nearly equal as possible to the amount of cash compensation payable to the non-employee director on that date. DSU’s will be immediately vested shares, but the issuance of the underlying shares to the DSU recipient will be deferred until the anniversary date elected by the recipient at the time of the election to receive such DSU’s. For each non-employee director receiving DSU’s, a Form 4 will need to be filed with the SEC, this will be done by Chipotle on behalf of each applicable director within the required time frame.

Board Meeting Fee

Non-employee directors will receive $2,000 for each Board meeting. Multi-day Board meetings will be paid at $2,000 for each day of the meeting. These cash fees will be tracked and accrued by Chipotle. Cash payments will be distributed to directors via standard Chipotle payroll processing and paid out in June and December of each year. The appropriate tax elections must be made with Chipotle upon election to the Board.

Committee Meeting Fees

A committee meeting fee of $1,500 per meeting will be paid to each non-employee director attending the meeting in person, while telephonic participation in an in-person committee meeting pays a $750 fee. Meetings which are held telephonically for all members due to scheduling conflicts or logistics and which are full meetings where minutes are taken and normal committee business is conducted are eligible for the full $1,500 in-person meeting fee. Meetings held telephonically for updates or other brief matters and at which no minutes are taken pay a $750 fee.

These cash fees will be tracked and accrued by Chipotle. Cash payments will be distributed to directors via standard Chipotle payroll processing and paid out in June and December of each year. The appropriate tax elections must be made with Chipotle upon election to the Board.

These fees apply to the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee. The chairperson and members of each committee are paid the same per-meeting fees.

Standard committee meeting fees will be provided irrespective of whether there is a Board meeting on the same day.

Special Meetings

It may be necessary from time to time to have special meetings and/or participation of Board members in meetings other than the standard scheduled Board or committee meetings. Meetings of a substantive nature that require non-employee director participation or in which participation has been requested of a non-employee director are eligible for a $1,500 and $750 meeting fee for in-person and telephonic participation, respectively.

The same meeting fees will also apply in cases where non-employee directors are required to attend or have been invited to attend committee meetings for which they are not members.

Committee Chairperson Retainer

The chairperson of each committee will receive a retainer for their additional services to each committee. The chairperson of the Audit Committee will receive $20,000 annually; the chairperson of the Compensation Committee will receive $15,000 annually; and the chairperson of the Nominating and Corporate Governance Committee will receive $10,000 annually. The chairperson of any other committees created by the Board will receive $5,000 annually, unless otherwise specified by the Board. These cash fees will be tracked and accrued by Chipotle. Cash payments will be distributed to directors via standard Chipotle payroll processing and paid out in equal amounts in June and December of each year. The appropriate tax elections must be made with Chipotle upon election to the Board.

For the first year of service and any subsequent separation, the committee chair retainer will be prorated in the same manner as the non-employee director annual retainer.

Independent Lead Director Retainer

The Lead Director elected pursuant to Chipotle’s Corporate Governance Guidelines will receive an annual cash retainer of $50,000 for their additional service to the Board. This fee will be tracked and accrued by Chipotle, and will be distributed in equal amounts in June and December of each year.

Stock Ownership Guidelines

Directors are expected to own shares of Chipotle common stock having a total value of five times the annual cash retainer payable to outside directors within five years of being elected to the Board. The following forms of equity count towards the required stock ownership guidelines:

•	Outright shares owned

•	Unvested restricted stock

•	Unvested and vested restricted stock units

•	Any awards that are deferred into stock units of the Company, including DSUs

The following forms of equity do not count towards the required stock ownership guidelines:

•	Outright shares transferred to any individual other than a spouse*

•	Unvested and vested stock options

•	Unvested and vested stock appreciation rights

•	Unearned performance shares/units

*	Shares transferred directly or indirectly to a third party, other than a family member, will not be counted toward the ownership guidelines. Shares transferred directly or indirectly to a family member will be evaluated on a case by case basis considering all the facts and circumstances.

3